Progress Energy Announces First Quarter Results


Quarterly Highlights:

   * Reports ongoing earnings of $0.52 per share, GAAP earnings of $0.38 per share
   * Achieves core ongoing earnings of $0.53 per share, up from $0.45 per share last year
   *  Closed on the sale of Progress Rail in March
   *  Reaffirms 2005 ongoing earnings guidance of $2.90 - $3.20 per share


RALEIGH, N.C. (April 28, 2005) - Progress Energy [NYSE: PGN] today reported ongoing earnings of $126 million, or $0.52 per share, for the first quarter of 2005 compared with ongoing earnings of $145 million, or $0.60 per share, for the first quarter of 2004. Reported consolidated net income under generally accepted accounting principles (GAAP) was $93 million, or $0.38 per share, for the quarter compared with reported consolidated net income of $108 million, or $0.45 per share, for the first quarter of 2004. See the table that follows for a reconciliation of ongoing earnings per share to GAAP earnings per share.

Core ongoing earnings, which include the results of Progress Energy Carolinas, Progress Energy Florida and Progress Ventures, excluding synthetic fuels, were $0.53 per share for the quarter compared to $0.45 per share for the same period last year. The main drivers of the increase in core ongoing earnings were increased utility growth and usage, higher wholesale sales at the utilities due to new contracts, and the positive impacts of higher coal and natural gas prices at Progress Ventures. Offsetting these factors were milder weather and higher O&M expense primarily due to an increase in the workers' compensation accrual. See the table that follows for a reconciliation of core ongoing earnings per share to core GAAP earnings per share.

"Our core businesses had solid results during the quarter," said Bob McGehee, chairman and CEO of Progress Energy. "In spite of milder weather, our utilities had strong retail growth and usage, and we are on track to achieve our target for core business earnings for the year."

Non-core earnings from the synthetic fuel operations generated an ongoing loss of $0.01 per share for the quarter compared with ongoing earnings of $0.15 per share for the same period last year. The main drivers of the decrease in non-core earnings were lower synthetic fuel sales due to this quarter's production schedule and the forfeiture of tax credits due to a tax loss on the sale of Progress Rail. The sale of Progress Rail resulted in a capital loss for tax purposes and the majority of this loss is expected to be carried back to the 2004 tax year, reducing the overall 2004 income tax liability. Accordingly, approximately $17 million of tax credits will no longer be realized and cannot be reflected as a deferred tax asset.

"The tax impact of the Rail sale was included in our 2005 non-core earnings guidance and, assuming no significant rise in oil prices, we still expect to produce between 8 million and 12 million tons of synthetic fuel during the year." McGehee said. "Along with our solid first quarter core business results, we are confident in reaffirming our 2005 ongoing earnings guidance of $2.90 to $3.20 per share."

The following table provides a reconciliation of ongoing earnings per share to reported GAAP earnings per share. A detailed discussion of these items is provided later in this release under the caption "Ongoing Earnings Adjustments."

                              Progress Energy, Inc.
 Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share
                           Three months ended March 31

                                                          2005                                   2004*
                                           -----------------------------------     --------------------------------------
                                              Core      Non-core      Total           Core      Non-core       Total
Ongoing earnings per share                   $ 0.53      $ (0.01)     $ 0.52          $ 0.45      $ 0.15        $ 0.60
Intraperiod tax allocation                    (0.01)        -          (0.01)          (0.16)       -            (0.16)
CVO mark-to-market                             -            -           -              (0.03)       -            (0.03)
Progress Rail discontinued operations         (0.05)        -          (0.05)           0.04        -             0.04
Severance costs                               (0.08)        -          (0.08)           -           -             -
                                           ----------- ------------ ----------     ----------- ------------ -------------
Reported GAAP earnings per share             $ 0.39      $ (0.01)     $ 0.38          $ 0.30      $ 0.15        $ 0.45
                                           =========== ============ ==========     =========== ============ =============

Shares outstanding (millions)                                          244                                        241

* The prior year ongoing earnings have been restated to reflect the operations of Progress Rail as discontinued operations.

The 2005 ongoing earnings guidance of $2.90 to $3.20 per share excludes any impacts from the CVO mark-to-market adjustment, discontinued operations of Progress Rail, and the estimated severance and postretirement benefit costs associated with the cost-management initiative discussed immediately below. The nature of these adjustments is discussed under the heading "Ongoing Earnings Adjustments." Progress Energy is not able to provide a corresponding GAAP equivalent for the 2005 earnings guidance figures.


SIGNIFICANT DEVELOPMENTS


Voluntary Enhanced Retirement Program Results

On April 28, 2005, Progress Energy announced that approximately 1,450 employees of the 3,500 eligible employees will be retiring under the previously announced voluntary enhanced retirement program. This number was roughly in line with management's expectations. The retirements will occur between June 1, 2005, and December 1, 2005. The company plans to eliminate about 450 positions, many of which will be achieved through the departure of those who volunteered for retirement.

In connection with the cost-management initiative, the company expects to incur estimated one-time, pre-tax charges of approximately $210 million. Of this, $180 million represents a non-cash charge that will be recognized in the second quarter of 2005 and relates primarily to postretirement benefits that will be paid out over time to those eligible employees who elect to participate in the voluntary enhanced retirement program.


Progress Energy Carolinas Files for Fuel Recovery in South Carolina

On April 27, 2005, Progress Energy Carolinas filed for an increase in the fuel rate charged to its South Carolina customers. Progress Energy Carolinas is asking the South Carolina Public Service Commission to approve a $97 million, or 21 percent, increase in the fuel components of its rates. The company requested the change to recoup unrecovered fuel costs for the previous 15 months and to meet expected fuel costs in the near future. If approved, the increase would take effect July 1, 2005. The complete press release regarding this announcement is available on the company's Web site at: http://www.progress-energy.com/aboutus/news/article.asp?id=11622


Progress Energy Plants Recognized for Performance

On April 11, 2005, the Electric Utility Cost Group, a global industry association that evaluates metrics across the industry, named Progress Energy Carolinas' Roxboro plant as the best-performing large fossil plant and the Asheville plant as the best-performing small (less than 500 megawatts) fossil plant among more than 100 coal-fired power plants evaluated.


Brunswick Unit Completes Refueling Outage and Power Uprate

Progress Energy's Brunswick Nuclear Plant Unit 2 completed a successful refueling and maintenance outage on April 6, 2005, when the unit was returned to service. The successful completion of the Unit 2 outage concludes a four-year extended power uprate project that has added approximately 230 megawatts (MW) to the overall output of the dual-unit power plant. The complete press release regarding this announcement is available on the company's Web site at: http://www.progress-energy.com/aboutus/news/article.asp?id=11562


New Automated Meters to be Installed for Residential Customers

On March 30, 2005, Progress Energy announced that it will begin installing automated meters for approximately 2.6 million residential customers in Florida and the Carolinas. Progress Energy is among the first investor-owned utilities to install automated meters on a broad scale. The estimated $140 million mobile meter-reading program will be completed in early 2007 and displace approximately 160 full-time positions and 200 contractor positions in Florida and the Carolinas. The complete press release regarding this announcement is available on the company's Web site at:
http://www.progress-energy.com/aboutus/news/article.asp?id=11482


Progress Energy Florida Moves Forward with Storm Cost Recovery

From March 30 to April 1, the Florida Public Service Commission (FPSC) conducted a hearing on Progress Energy Florida's $252 million storm cost-recovery filing. If the full amount requested in the filing is approved, the company recommends recovering the costs over a two-year period - adding roughly $3.81 in year one, and $3.59 in year two to the average residential customer bill. On June 2, 2005, the FPSC staff will make a recommendation to the commission and the FPSC will decide on June 14, 2005.

Florida Storm Cost Securitization Legislation

Bills are proceeding through both the House and Senate of the Florida legislature that would authorize the state's investor-owned utilities to issue bonds that are secured by surcharges on utility customer bills. These bonds would be issued for recovery of storm damage costs and potentially to restore depleted storm reserves. The amount of funds established for recovery is subject to the review and approval of the FPSC. Both the House and Senate bills have passed all committees and have been submitted to the respective legislative bodies for consideration. The Florida legislature is scheduled to adjourn on May 6, 2005.


Progress Rail Sale Closes

On March 28, 2005, Progress Energy announced that the company and subsidiaries of One Equity Partners LLC closed on the sale of Progress Rail. Proceeds from the $405 million sale were used to reduce overall corporate debt. The complete press release regarding this announcement is available on the company's Web site at:
http://www.progress-energy.com/aboutus/news/article.asp?id=11462


New Financing Agreements for Progress Energy Carolinas and Progress Energy
Florida

On March 22, 2005, Progress Energy Carolinas issued $300 million of 10-year first mortgage bonds at 5.15 percent, due 2015, and $200 million of 30-year first mortgage bonds at 5.70 percent, due 2035. Proceeds were used to retire $300 million of first mortgage bonds due April 1, 2005, and reduce short-term debt. On March 28, 2005, Progress Energy Carolinas entered into a new $450 million revolving credit agreement, which expires June 28, 2010. On March 28, 2005, Progress Energy Florida entered into a new $450 million revolving credit agreement, which expires March 28, 2010. Both facilities replaced existing credit agreements.


LINE OF BUSINESS FINANCIAL INFORMATION


Progress Energy Carolinas

Progress Energy Carolinas electric energy operations contributed GAAP net income of $116 million for both the current quarter and for the same period last year. This quarter's earnings were positively impacted by increased retail growth and usage, decreased depreciation on plant and equipment primarily related to the license extensions of the nuclear plants, lower compensation and benefit costs and lower non-recoverable purchased power costs. Additionally, the prior year results included a $6 million pre-tax increase in O&M expense as a result of ice storms and an increase in other expenses related to a write-off of non-trade receivables. These factors were offset by a $14 million pre-tax ($8 million after-tax) restructuring charge related to severance costs, milder weather, higher Clean Air amortization and increased O&M expense due to a scheduled fossil plant outage during the quarter.

See the attached Supplemental Data schedules for additional information on Progress Energy Carolinas electric revenues, energy sales, energy supply and weather impacts.


Progress Energy Florida

Progress Energy Florida electric energy operations contributed GAAP net income of $43 million for the quarter compared with GAAP net income of $49 million for the same period last year. This quarter's earnings were negatively impacted by a $14 million pre-tax ($8 million after-tax) restructuring charge related to severance costs, an increase in the workers' compensation accrual and milder weather. These factors were partially offset by increased retail growth and usage and higher wholesale sales due to new contracts.

See the attached Supplemental Data schedules for additional information on Progress Energy Florida electric revenues, energy sales, energy supply and weather impacts.


Progress Ventures, excluding synthetic fuels

The Progress Ventures operations, excluding synthetic fuels, consist of Progress Fuels, which includes natural gas production and coal mining, and Competitive Commercial Operations, which includes nonregulated generation and energy marketing activities. The Progress Ventures business unit, excluding synthetic fuels, had GAAP net income of $5 million for the quarter compared with GAAP net income of $2 million for the same period last year. This quarter's earnings were negatively impacted by a $2 million pre-tax ($1 million after-tax) restructuring charge related to severance costs.

Progress Fuels, excluding synthetic fuels, generated GAAP net income of $10 million for both the current quarter and for the same period last year. This quarter's earnings were positively impacted by higher coal and natural gas prices. These factors were offset by increased mining costs, lower gas production as a result of the sale of certain gas assets in 2004 and reduced rates related to a waterborne coal transportation settlement in 2004.

Competitive Commercial Operations recorded a GAAP net loss of $5 million for the quarter compared with a GAAP net loss of $8 million for the same period last year. This quarter's results were positively impacted by a mark-to-market gain in the current quarter compared with a loss last year, lower amortization as a result of the expiration of certain tolling agreements, lower interest expense as a result of the termination of the variable rate project financing in December 2004 and lower compensation and benefits costs. These factors were partially offset by lower contract margins, primarily as a result of the expiration of certain tolling agreements.


Other Businesses

Other businesses include Progress Telecom and other small subsidiaries. Other businesses had a GAAP net loss of $1 million for the quarter compared with a GAAP net loss of $3 million for the same period last year.

Corporate

Corporate results, which primarily include interest expense on holding company debt, posted an ongoing operating loss of $55 million for the quarter compared with an ongoing loss of $54 million for the same period last year.


Synthetic Fuels

Synthetic fuels operations generated a GAAP net loss of $1 million for the quarter compared with GAAP net income of $36 million for the same period last year. Earnings were negatively impacted by lower sales, a tax loss on the sale of Progress Rail and decreased margins. Total synthetic fuel sales were 2.0 million tons for the quarter compared with 2.9 million tons for the same period last year. The decrease in sales is primarily attributable to an internal change in the quarterly production schedule in 2005 compared to 2004.

The sale of Progress Rail resulted in a capital loss for tax purposes. The majority of this capital loss is expected to be carried back to the 2004 tax year and reduce the overall 2004 income tax liability. As a result of the estimated amount of capital loss to be carried back to 2004, approximately $17 million in tax credits will no longer be realized and therefore cannot be reflected as a deferred tax asset.


ONGOING EARNINGS ADJUSTMENTS

Progress Energy's management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this presentation is appropriate and enables investors to compare more accurately the company's ongoing financial performance over the periods presented. Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. Reconciling adjustments from GAAP earnings to ongoing earnings as they relate to the current quarter and information included in the Supplemental Data schedules are as follows:


Intraperiod Tax Allocation

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company's estimated annual tax rate. The tax credits generated from synthetic fuel operations reduce Progress Energy's overall effective tax rate. The company's synthetic fuel sales are not subject to seasonal fluctuations to the same extent as the electric utility earnings. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the tax expense recorded in that quarter to reflect the projected tax rate. On the other hand, operating losses incurred to produce the tax credits are included in the current quarter. The resulting tax adjustment decreased earnings per share by $0.01 for the quarter, and decreased earnings per share by $0.16 for the same period last year, but has no impact on the company's annual earnings. Since this adjustment varies by quarter but has no impact on Progress Energy's annual earnings, management believes this adjustment is not representative of the company's ongoing quarterly earnings.

Contingent Value Obligation (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right to receive contingent payments based on after-tax cash flows above certain levels of four synthetic fuel facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVOs are debt instruments and, under GAAP, are valued at market value. Unrealized gains and losses from changes in market value are recognized in earnings each quarter. The CVO mark-to-market had no impact during the quarter and decreased earnings per share by $0.03 for the same period last year. Since changes in the market value of the CVOs do not affect the company's underlying obligation, management does not consider the adjustment a component of ongoing earnings.


Progress Rail Discontinued Operations

The sale of Progress Rail Services Corp. (Progress Rail) to One Equity Partners, LLC closed on March 24, 2005, and the net proceeds were used to pay down debt. Due to its sale, the operations of Progress Rail are reported as discontinued operations in the accompanying financial statements and therefore management does not believe this activity is representative of the ongoing operations of the company. Progress Rail had a discontinued loss of $12 million for the quarter, which includes an estimated loss on the sale of $17 million, compared with discontinued earnings of $9 million in the prior year.


Cost-Management Restructuring Charge

On February 28, 2005, as part of a previously announced cost-management initiative, Progress Energy approved a workforce restructuring, which will result in a reduction of approximately 450 positions and is expected to be completed in September 2005. In connection with the cost-management initiative, the company expects to incur estimated one-time, pre-tax charges of approximately $210 million. Approximately $31 million of this amount relates to estimated future payments for severance benefits and was recorded in the first quarter of 2005. The amounts will be paid out over time and are subject to revision in future quarters based on the impact of the voluntary enhanced retirement program. The company has estimated that an additional $180 million non-cash charge will be recognized in the second quarter of 2005 and relates primarily to postretirement benefits that will be paid out over time to those eligible employees who elected to participate in the voluntary enhanced retirement program. The cost-management initiative charges could change significantly, primarily due to the demographics of the specific employees who elected enhanced retirement and its impact on the postretirement benefit actuarial studies. Due to the nonrecurring nature of the adjustment, management believes it is not representative of the company's ongoing operations.


                                     * * * *

This earnings announcement, as well as a package of detailed financial information, is available on the company's Web site at www.progress-energy.com.

Progress Energy's conference call with the investment community will be held April 28, 2005, at 10 a.m. ET (7 a.m. PT) and will be hosted by Bob McGehee, chairman and chief executive officer, and Geoff Chatas, executive vice president and chief financial officer. Investors, media and the public may listen to the conference call by dialing 913-981-5525, confirmation code 2743134. Should you encounter problems, please contact Tammy Blankenship at 919-546-2233. A playback of the call will be available from 1 p.m. ET April 28 through midnight May 11, 2005. To listen to the recorded call, dial 719-457-0820 and enter confirmation code 2743134.

A webcast of the live conference call will be available at www.progress-energy.com. The webcast will be available in Windows Media format. The webcast will be archived on the site for those unable to listen in real time.

Members of the media are invited to listen to the conference call and then participate in a media-only question and answer session with Geoff Chatas starting at 11 a.m. ET. To participate in this session, please dial 719-457-2600, confirmation code 7953894.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 24,000 megawatts of generation capacity and $9 billion in annual revenues. The company's holdings include two electric utilities serving more than 2.9 million customers in North Carolina, South Carolina and Florida. Progress Energy also includes nonregulated operations covering generation, energy marketing, natural gas production, fuel extraction and broadband capacity. For more information about Progress Energy, visit the company's Web site at www.progress-energy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Any forward-looking statement speaks only as of the date such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made. Examples of factors that you should consider with respect to any forward-looking statements made in this document include, but are not limited to, the following: the impact of fluid and complex government laws and regulations, including those relating to the environment; deregulation or restructuring in the electric industry that may result in increased competition and unrecovered (stranded) costs; our ability to implement the cost management initiatives as planned; the uncertainty regarding the timing, creation and structure of regional transmission organizations; weather conditions that directly influence the demand for electricity; our ability to recover through the regulatory process, and the timing of such recovery of, the costs associated with the four hurricanes that impacted our service territory in 2004 or other future significant weather events; recurring seasonal fluctuations in demand for electricity; fluctuations in the price of energy commodities and purchased power; economic fluctuations and the corresponding impact on our commercial and industrial customers; the ability of our subsidiaries to pay upstream dividends or distributions to us; the impact on our facilities and the businesses from a terrorist attack; the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks; the ability to successfully access capital markets on favorable terms; our ability to maintain our current credit ratings and the impact on our financial condition and ability to meet cash and other financial obligations in the event our credit ratings are downgraded below investment grade; the impact that increases in leverage may have on us; the impact of derivative contracts used in the normal course of business by us; investment performance of pension and benefit plans;

our ability to control costs, including pension and benefit expense, and achieve its cost management targets for 2007; the availability and use of Internal Revenue Code Section 29 (Section 29) tax credits by synthetic fuel producers and our continued ability to use Section 29 tax credits related to our coal and synthetic fuel businesses; the impact to our financial condition and performance in the event it is determined we are not entitled to previously taken Section 29 tax credits; the impact of future accounting pronouncements regarding uncertain tax positions; the outcome of Progress Energy Florida's rate proceeding in 2005 regarding its future base rates; our ability to manage the risks involved with the operation of our nonregulated plants, including dependence on third parties and related counter-party risks, and a lack of operating history; our ability to manage the risks associated with our energy marketing operations; the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements; and unanticipated changes in operating expenses and capital expenditures. Many of these risks similarly impact our subsidiaries.

These and other risk factors are detailed from time to time in our SEC reports. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our ability to control or estimate precisely. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the effect each such factor will have on us.


                                      # # #

Contacts:

Investor Relations, Bob Drennan, 919-546-7474
Corporate Communications, Garrick Francis, 919-546-6189, or toll-free 877-641-NEWS (6397)

                              PROGRESS ENERGY, INC.
                    CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                                 March 31, 2005

UNAUDITED CONSOLIDATED STATEMENTS of INCOME
-------------------------------------------------------------------------------------
                                                                Three Months Ended
                                                                     March 31
-------------------------------------------------------------------------------------
(in millions except per share data)                                2005         2004
-------------------------------------------------------------------------------------
Operating revenues
   Electric                                                    $  1,783     $  1,685
   Diversified business                                             415          321
-------------------------------------------------------------------------------------
      Total operating revenues                                    2,198        2,006
-------------------------------------------------------------------------------------
Operating expenses
Utility
   Fuel used in electric generation                                 550          493
   Purchased power                                                  198          183
   Operation and maintenance                                        406          363
   Depreciation and amortization                                    208          202
   Taxes other than on income                                       117          105
Diversified business
   Cost of sales                                                    395          311
   Depreciation and amortization                                     39           41
   Other                                                             32           30
-------------------------------------------------------------------------------------
        Total operating expenses                                  1,945        1,728
-------------------------------------------------------------------------------------
Operating income                                                    253          278
-------------------------------------------------------------------------------------
Other income (expense)
   Interest income                                                    4            2
   Other, net                                                         2          (22)
-------------------------------------------------------------------------------------
        Total other income (expense)                                  6          (20)
-------------------------------------------------------------------------------------
Interest charges
   Net interest charges                                             166          161
   Allowance for borrowed funds used during construction             (3)          (1)
-------------------------------------------------------------------------------------
        Total interest charges, net                                 163          160
-------------------------------------------------------------------------------------
Income from continuing operations before income tax and              96           98
minority
   interest
Income tax benefit                                                    1            2
-------------------------------------------------------------------------------------
Income from continuing operations before minority interest           97          100
Minority interest in subsidiaries' loss (income), net of tax          8           (1)
-------------------------------------------------------------------------------------
Income from continuing operations                                   105           99
Discontinued operations, net of tax                                 (12)           9
-------------------------------------------------------------------------------------
Net income                                                     $     93     $    108
-------------------------------------------------------------------------------------
Average common shares outstanding                                   244          241
-------------------------------------------------------------------------------------
Basic earnings per common share
    Income from continuing operations                          $   0.43     $   0.41
    Discontinued operations, net of tax                           (0.05)        0.04
       Net income                                              $   0.38     $   0.45
-------------------------------------------------------------------------------------
Diluted earnings per common share
    Income from continuing operations                          $   0.43     $   0.41
    Discontinued operations, net of tax                           (0.05)        0.04
        Net income                                             $   0.38     $   0.45
-------------------------------------------------------------------------------------
Dividends declared per common share                            $  0.590     $  0.575
-------------------------------------------------------------------------------------

This financial information should be read in conjunction with the Company's Annual Report to shareholders. These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to by any securities.

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
------------------------------------------------------------------------------------------------------------
(in millions)                                                                   March 31        December 31
ASSETS                                                                              2005               2004
------------------------------------------------------------------------------------------------------------
Utility plant
  Utility plant in service                                                     $  22,117          $  22,103
  Accumulated depreciation                                                        (9,231)            (8,783)
------------------------------------------------------------------------------------------------------------
        Utility plant in service, net                                             12,886             13,320
  Held for future use                                                                 13                 13
  Construction work in progress                                                      972                799
  Nuclear fuel, net of amortization                                                  251                231
------------------------------------------------------------------------------------------------------------
     Total utility plant, net                                                     14,122             14,363
------------------------------------------------------------------------------------------------------------
Current assets
  Cash and cash equivalents                                                          280                 56
  Short-term investments                                                             229                 82
  Receivables                                                                        931                911
  Inventory                                                                          772                805
  Deferred fuel cost                                                                 235                229
  Deferred income taxes                                                               65                111
  Assets of discontinued operations                                                    -                574
  Prepayments and other current assets                                               291                174
------------------------------------------------------------------------------------------------------------
     Total current assets                                                          2,803              2,942
------------------------------------------------------------------------------------------------------------
Deferred debits and other assets
  Regulatory assets                                                                1,021              1,064
  Nuclear decommissioning trust funds                                              1,078              1,044
  Diversified business property, net                                               1,861              1,838
  Miscellaneous other property and investments                                       480                444
  Goodwill                                                                         3,719              3,719
  Intangibles, net                                                                   330                337
  Other assets and deferred debits                                                   282                265
------------------------------------------------------------------------------------------------------------
     Total deferred debits and other assets                                        8,771              8,711
------------------------------------------------------------------------------------------------------------
           Total assets                                                        $  25,696          $  26,016
------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
------------------------------------------------------------------------------------------------------------
Common stock equity
  Common stock without par value, 500 million shares authorized,
      249 and 247 million shares issued and outstanding, respectively          $   5,428          $   5,360
  Unearned restricted shares (1 and 1 million shares, respectively)                  (16)               (13)
  Unearned ESOP shares (3 and 3 million shares, respectively)                        (65)               (76)
  Accumulated other comprehensive loss                                              (159)              (164)
  Retained earnings                                                                2,475              2,526
------------------------------------------------------------------------------------------------------------
        Total common stock equity                                                  7,663              7,633
------------------------------------------------------------------------------------------------------------
Preferred stock of subsidiaries-not subject to mandatory redemption                   93                 93
Minority interest                                                                     38                 36
Long-term debt, affiliate                                                            270                270
Long-term debt, net                                                                8,728              9,251
------------------------------------------------------------------------------------------------------------
        Total capitalization                                                      16,792             17,283
------------------------------------------------------------------------------------------------------------
Current liabilities
  Current portion of long-term debt                                                1,148                349
  Accounts payable                                                                   582                630
  Interest accrued                                                                   165                219
  Dividends declared                                                                 146                145
  Short-term obligations                                                             691                684
  Customer deposits                                                                  186                180
  Liabilities of discontinued operations                                               -                149
  Other current liabilities                                                          620                703
------------------------------------------------------------------------------------------------------------
        Total current liabilities                                                  3,538              3,059
------------------------------------------------------------------------------------------------------------
Deferred credits and other liabilities
  Accumulated deferred income taxes                                                  603                625
  Accumulated deferred investment tax credits                                        173                176
  Regulatory liabilities                                                           2,402              2,654
  Asset retirement obligations                                                     1,211              1,282
  Other liabilities and deferred credits                                             977                937
------------------------------------------------------------------------------------------------------------
        Total deferred credits and other liabilities                               5,366              5,674
------------------------------------------------------------------------------------------------------------
Commitments and contingencies
------------------------------------------------------------------------------------------------------------
           Total capitalization and liabilities                                $  25,696          $  26,016
------------------------------------------------------------------------------------------------------------

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED STATEMENTS of CASH FLOWS
--------------------------------------------------------------------------------------------------------
(in millions)
Three Months Ended March 31,                                                        2005           2004
--------------------------------------------------------------------------------------------------------
Operating activities
Net income                                                                      $     93        $   108
Adjustments to reconcile net income to net cash provided by operating activities:
      Discontinued operations, net of tax                                             12             (9)
      Depreciation and amortization                                                  276            271
      Deferred income taxes                                                           13             (7)
      Investment tax credit                                                           (3)            (4)
      Deferred fuel cost                                                              19             63
      Other adjustments to net income                                                 42             16
      Cash provided (used) by changes in operating assets and liabilities:
         Receivables                                                                   4             50
         Inventories                                                                 (23)             6
         Prepayments and other current assets                                        (10)           (20)
         Accounts payable                                                             38            (35)
         Other current liabilities                                                  (156)          (131)
         Regulatory assets and liabilities                                           (55)            (7)
         Other                                                                        29             66
--------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                                   279            367
--------------------------------------------------------------------------------------------------------
Investing activities
Gross utility property additions                                                    (263)          (242)
Diversified business property additions                                              (49)           (45)
Nuclear fuel additions                                                               (64)           (39)
Proceeds from sales of subsidiaries and other investments                            406              2
Purchases of short-term investments                                               (1,840)          (601)
Proceeds from sales of short-term investments                                      1,693            828
Other                                                                                (49)            (9)
--------------------------------------------------------------------------------------------------------
          Net cash used in investing activities                                     (166)          (106)
--------------------------------------------------------------------------------------------------------
Financing activities
Issuance of common stock, net                                                         60             29
Issuance of long-term debt, net                                                      495              -
Net increase in short-term indebtedness                                                7            503
Retirement of long-term debt                                                        (216)          (675)
Dividends paid on common stock                                                      (145)          (141)
Other                                                                                (48)           (62)
--------------------------------------------------------------------------------------------------------
           Net cash provided by (used in) financing activities                       153           (346)
--------------------------------------------------------------------------------------------------------
Cash (used) provided by discontinued operations                                      (42)            88
Net increase in cash and cash equivalents                                            224              3
Cash and cash equivalents at beginning of period                                      56             34
--------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                      $    280        $    37
========================================================================================================

Progress Energy, Inc.
SUPPLEMENTAL DATA Page S-1
Unaudited

                              Progress Energy, Inc.
                               Earnings Variances
                           First Quarter 2005 vs. 2004

                                 Regulated Utilities
                                 --------------------
                                                           Fuels,
                                                         excluding         Corporate and
                                                         Synthetic             Other          Core       Synthetic
($ per share)                     Carolinas   Florida      Fuels     CCO     Businesses     Business       fuels     Consolidated
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
2004 GAAP earnings                    0.48       0.20       0.04    (0.03)       (0.39)         0.30        0.15             0.45
Intra-period tax allocation                                                       0.16          0.16  A                      0.16
CVO mark-to-market                                                                0.03          0.03  B                      0.03
Rail discontinued operations                                                     (0.04)        (0.04) C                     (0.04)
----------------------------------------------------------------------------------------------------------------------------------
2004 ongoing earnings                 0.48       0.20       0.04    (0.03)       (0.24)         0.45        0.15             0.60
----------------------------------------------------------------------------------------------------------------------------------

Weather - retail                     (0.05)     (0.01)                                         (0.06)                       (0.06)
Other retail - growth and usage       0.05       0.02                                           0.07                         0.07
Wholesale                                -       0.02                                           0.02  E                      0.02
Retail revenue sharing                   -          -                                              -                            -
Other margin                          0.01          -                                           0.01  F                      0.01

O&M                                      -      (0.03)                                         (0.03) G                     (0.03)

Utility depreciation and
    amortization                     (0.01)         -                                          (0.01) H                     (0.01)

Other                                 0.05       0.02                                           0.07  I                      0.07

Interest charges                     (0.01)     (0.01)     (0.01)    0.01         0.01         (0.01) J                     (0.01)

Net diversified business                 -          -       0.02        -         0.01          0.03  K    (0.16) L         (0.13)

Share dilution                       (0.01)         -          -        -            -         (0.01)                       (0.01)

----------------------------------------------------------------------------------------------------------------------------------
2005 ongoing earnings                 0.51       0.21       0.05    (0.02)       (0.22)         0.53       (0.01)            0.52
----------------------------------------------------------------------------------------------------------------------------------
Intra-period tax allocation                                                      (0.01)        (0.01) A                     (0.01)
CVO mark-to-market                                                                   -             -                            -
Rail discontinued operations                                                     (0.05)        (0.05) C                     (0.05)
Severance costs                      (0.04)     (0.03)     (0.01)       -            -         (0.08) D                     (0.08)
----------------------------------------------------------------------------------------------------------------------------------
2005 GAAP earnings                    0.47       0.18       0.04    (0.02)       (0.28)         0.39       (0.01)            0.38
----------------------------------------------------------------------------------------------------------------------------------

Corporate and Other Businesses includes Progress Telecom, other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intra-period tax allocations, Progress Rail discontinued operations, purchase accounting transactions and corporate eliminations.

A  - Intra-period income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuel tax credits.
B  - Impact of change in market value of outstanding CVOs.
C  - Sale of Progress Rail to One Equity Partnership LLC which was finalized on March 24, 2005.
D  - Severance costs recorded in the first quarter 2005 associated with the previously announced cost-management initiative.
E  - Florida - Wholesale increased due to new contracts signed subsequent to
     March 31, 2004.
F - Carolinas - Other margin increased due to lower non-recoverable purchase power costs from 1) higher fuel costs in the current year which increased the recoverable portion of the fixed price cogeneration contract costs and
     2) reduced generation at cogeneration facilities in the current year.
G  - Florida - O&M increased primarily due to an increase in the workers'
     compensation accrual.
H - Carolinas - Depreciation & amortization increased due to higher Clean Air amortization, offset by decreased depreciation on plant & equipment primarily related to the license extensions of the nuclear plants.
I  - Carolinas - Other costs decreased due to lower income taxes of $5 million
     (pre-tax) and reduced investment losses and increased short-term investment gains of $6 million (pre-tax). Additionally, 2004 included $7 million in costs (pre-tax) associated with the write-off of non-trade receivables. Florida - Other costs decreased due to AFUDC equity associated with construction of Hines 3 and Hines 4 and reduced income taxes.
J  - Carolinas - Increased interest charges on commercial paper in 2005.
     Florida - Higher interest rates on commercial paper and higher balances. Fuels - Lower capitalized interest expense associated with gas operations. CCO - Decreased interest expense due to termination of the variable rate project financing in December 2004.
K - Fuels - Increased due to increased coal and gas prices, partially offset by the sale of the North Texas Gas operations, the waterborne coal transportation rate settlement in 2004 and increased mining costs. Corporate and Other Businesses - Increased due to interest income and decreased income taxes.
L - Synthetic Fuels - Decreased due to lower sales, forfeited tax credits from the sale of Progress Rail and decreased margins.

Progress Energy, Inc.
SUPPLEMENTAL  DATA Page S-2
Unaudited
-------------------------------------------------------------------------------------------------------------------------------
                                                 Three Months Ended              Three Months Ended         Percentage Change
                                                   March 31, 2005                  March 31, 2004          From March 31, 2004
-------------------------------------------------------------------------------------------------------------------------------
                                                                 Total                            Total
                                                                Progress                         Progress
Utility Statistics                          Carolinas Florida    Energy     Carolinas Florida     Energy    Carolinas  Florida
-------------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in millions)
    Retail
      Residential                             $ 374    $ 431     $   805      $ 371    $ 402     $   773       0.8 %    7.2 %
      Commercial                                215      201         416        208      181         389       3.4     11.0
      Industrial                                149       63         212        147       63         210       1.4        -
      Other retail                               19       53          72         19       46          65         -     15.2
      Provision for retail revenue sharing        -       (2)         (2)                 (4)         (4)        -        -
------------------------------------------------------------------------------------------------------------------------------
          Total Retail                        $ 757    $ 746     $ 1,503      $ 745    $ 688     $ 1,433       1.6      8.4
  Unbilled                                      (19)      (5)        (24)       (23)      (6)        (29)        -        -
  Wholesale                                     174       73         247        156       67         223      11.5      9.0
  Miscellaneous revenue                          23       34          57         23       35          58         -     (2.9)
------------------------------------------------------------------------------------------------------------------------------
          Total Electric                      $ 935    $ 848     $ 1,783      $ 901    $ 784     $ 1,685       3.8 %    8.2 %
------------------------------------------------------------------------------------------------------------------------------

Energy Sales (millions of kWh)
    Retail
      Residential                             4,672    4,347       9,019      4,741    4,291       9,032      (1.5)%    1.3 %
      Commercial                              3,080    2,571       5,651      3,058    2,491       5,549       0.7      3.2
      Industrial                              2,931      940       3,871      2,993    1,023       4,016      (2.1)    (8.1)
      Other retail                              327      709       1,036        345      672       1,017      (5.2)     5.5
------------------------------------------------------------------------------------------------------------------------------
          Total Retail                       11,010    8,567      19,577     11,137    8,477      19,614      (1.1)     1.1
    Unbilled                                   (303)    (103)       (406)      (385)    (135)       (520)        -        -
    Wholesale                                 3,938    1,338       5,276      3,791    1,323       5,114       3.9      1.1
------------------------------------------------------------------------------------------------------------------------------
          Total Electric                     14,645    9,802      24,447     14,543    9,665      24,208       0.7 %    1.4 %
------------------------------------------------------------------------------------------------------------------------------

Energy Supply (millions of kWh)
  Generated - steam                           7,424    4,769      12,193      7,950    5,032      12,982
              nuclear                         5,992    1,707       7,699      5,933    1,658       7,591
              hydro                             226        -         226        208        -         208
              combustion turbines/
                combined cycle                  532    1,731       2,263        323    1,395       1,718
  Purchased                                   1,059    2,206       3,265        762    2,171       2,933
------------------------------------------------------------------------------------------------------------------------------
            Total Energy Supply              15,233   10,413      25,646     15,176   10,256      25,432
            (Company Share)
------------------------------------------------------------------------------------------------------------------------------

Impact of Weather to Normal on Retail Sales
  Heating Degree Days - Actual                1,692      304                  1,845      364                  (8.3) % (16.5)%
                      - Normal                1,666      372                  1,656      372

  Cooling Degree Days - Actual                    5       40                     10        0                   (50) %     - %
                      - Normal                   11       28                     13       28

Impact of retail weather to normal on EPS     $0.00   ($0.01)     ($0.01)     $0.05   ($0.01)      $0.04
-------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
Financial Statistics                                          March 31
                                                            2005     2004
------------------------------------------------------------------------------

Return on average common stock equity (12 mos. ended)        9.7 %    9.3 %
Book value per common share                               $31.27   $30.81
Capitalization
    Common stock equity                                     41.1 %   40.9 %
    Preferred stock of subsidiary and minority interest      0.7      0.7
    Total debt                                              58.2     58.4
------------------------------------------------------------------------------
            Total Capitalization                           100.0 %  100.0 %
------------------------------------------------------------------------------